AGREEMENT

BETWEEN

DATA PACIFIC MEDICAL GROUP LIMITED (BVI)

AND

UPMG (HONG KONG) LIMITED (BVI)

DATED: 28th JUNE, 2006

This Agreement is made on the 28th day of June, 2006 between Data Pacific Medical Group Limited (hereinafter DATA) a BVI Company situated at Avenida Marciano Baptista No. 26 E 54B, 11 Andar A, Edificio Centro Commercial Chong Fok, Macau and UPMG (HONG KONG) Limited [herein after UPMG (HK)], a BVI Company whose registered is situated at P.O Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands having place of business at Rm 904, Tung Wai Commercial Building, 109-111 Gloucester Road, Wan Chai, Hong Kong and a representative of UPMG International Limited [Hereinafter, UPMG (International) situated at Rm 904, Tung Wai Commercial Building, 109-111 Gloucester Road, Wan Chai,, Hong Kong and whose directors are Mr. Robert Wong and Mrs. Y. Y. Wong hereafter called the "PARTIES" .

Noting the ever-increasing demand for premium hospital healthcare service in Macau for their middle class people, international expatriates and tourists;

Seeking to cooperate with reputed consultancy firm with strong international experience in the area of hospital management, clinical support and related consultancy services and marketing of health services, who is capable of bridging the cultural, technological and medical gaps between local and international standard;

Desiring to develop a co-operation framework based on mutual benefit and equality between the Parties and within the purview of both Parties;

NOW, THEREFORE, in consideration of the foregoing and recognizing that UPMG (International) unique value in delivering a number of hospital management services, clinical support, medical consultancy, international medical centre and specialty outpatient services with different language support, and related hospital consultancy services and marketing of health services which are key features for hospitals in MACAU particularly the University Hospital of Macau University of Science and Technology (The Hospital), the PARTIES have the following agreements:

1. PURPOSE

1.1 The purpose of this Agreement is to provide hospital management, clinical support and related consultancy services and marketing and development of health services in MACAU, particularly to the University Hospital of MACAU University of Science and Technology (the Hospital) in co-operation with UPMG (International).

1.2 Enabling the long-term development of the Hospital in delivering international standard of healthcare services by the Hospital;

1.3 To develop training programs for nurses and other healthcare workers.

1.4 To develop marketing strategy and conduct marketing activities on healthcare services and medical equipment

2. COMPANY

2.1 DATA agrees to buy 50% of the shares of UPMG (HK) at an agreed price by both parties so that both parties shall have equal shares in UPMG (HK).

2.2 Parties agree that the sources of income of UPMG (HK) should not be only be from providing services to the Hospital but from diverse sources. In this regard UPMG (HK) in co-operation with UPMG (International) shall make best effort to create opportunities of income from diverse sources.

2.3 Parties agree that the services provided by UPMG (HK) may be subject to third party liability, therefore parties agree to arrange relevant insurance policy to protect against any third party claim. The cost of premium for such insurance shall be borne by parties equally or as per their shareholdings. UPMG (HK) shall return the cost of insurance premium to the Parties in due course from the income generated from providing services to the Hospital.

2.4 Parties agree that the operating cost of UPMG (HK), including overheads, secretarial cost and other day to day running cost, if any, shall be borne by both parties equally.

2.5 Parties agree that for Operational purpose both parties may indicate names of persons as directors of UPMG (HK). For day to day operational purpose parties agree that a single member or combination of members will be authorized to take decision or sign documents on behalf of UPMG (HK). The details of such arrangement shall be agreed later.

3. RESPONSIBILITIES OF UPMG (HK)

3.1 UPMG (HK) shall procure the necessary technical know-how relating to Hospital management services, medical consultancy and those services agreed by both parties to be provided to the Hospital from other sources. UPMG (HK) will strive to procure the necessary technical know-how at the best possible price in terms of value for money. UPMG (HK) will apply its best endeavor to contribute to the continuous development of the Hospital by channeling the relevant and appropriate technical know-how which were acquired or developed by other UPMG companies.

3.2 UPMG (HK) will co-ordinate and bring the expertise of Johns Hopkins International to act as clinical advisor or in any other capacity from time to time on a need basis. The cost of bringing the expertise of Johns Hopkins will be agreed on a case by case basis.

3.3 UPMG (HK) will assist the Hospital to develop training program for nurses and other healthcare workers. In this regard UPMG (HK) agrees to use and promote the Hospital as one of the model platform for training of nurses and other staff.

3.4 UPMG (HK) will develop strategies for marketing of medicines and medical equipment in Macau and in the Pearl River Delta. UPMG (HK) agrees that any opportunity of marketing of medicines and medical equipment generated by DATA or the Hospital in MACAU or UPMG (HK) in the Pearl River Delta Region (PRD) will be conducted by UPMG (HK)..

3.5 UPMG (HK) shall make best effort to promote the Hospital as provider of health services and related consultancy works in MACAU. UPMG (HK) shall also be engaged in marketing of medicines and medical equipment in MACAU and PRD.

3.6 UPMG (HK) understands and Agrees that the niche area of the Hospital is the Chinese Medicine therefore while providing services to the Hospital, UPMG (HK) will respect and co-operate with the operation of the Chinese Medicine in the hospital and will make best effort not to interfere or impair the operation of the Chinese Medicine in the Hospital. UPMG (HK) understand and agree that the scope of their services in the Hospital is restricted only to the Western Medicine and not in the Chinese Medicine.

3.7 UPMG (HK) agrees to deploy high level management personnel to UPMG (MACAU) for it to advise the Hospital on the strategic development and management of the Hospital. UPMG (HK) will facilitate and assist the Hospital to recruit the necessary personnel to manage and operate the various operating units. UPMG (HK) from time to time may also deploy middle level management personnel to assist the Hospital.

3.8 UPMG (HK) also agrees that all the deployed personnel from UPMG (HK) work under the Head authority of the Hospital, wear the dress and insignia of the Hospital and carry the name card of the Hospital, except for those appointed as "Consultant" or "advisor" by the Hospital. Those Consultant or advisor shall not be allowed to represent themselves on their own to the public while performing duties at the Hospital or for the Hospital.

3.9 UPMG (HK) agrees to second a senior and experienced management personnel that are agreeable by both Parties to the Hospital to be in charge of the execution of hospital management services and other services agreed in this Agreement for the Hospital. The Hospital may confer a suitable title to this person for this purpose. This seconded person shall work under the Head authority of the Hospital. This person shall not be entitled to receive remuneration from the Hospital while performing the duties at the Hospital or for the Hospital under this Agreement.

3.10 All those deployed personnel from UPMG (HK) to work in the Hospital,

including those appointed "Consultant" and "Advisors" will be insured and fully indemnified from potential legal actions by the Hospital or from patients, members of their families, or relatives and guardians. The relevant insurance policy and related costs will be bone in accordance with Clause 2.6 by Parties or by UPMG (HK) as the case may be.

3.11 UPMG (HK) may mention the Hospital in its promotional material with the prior approval of the Hospital or the MACAU University of Science and Technology Foundation.

5. RIGHTS & PRIVILEGES OF PARTIES

5.1 UPMG (HK) shall have the right in Macau to provide all hospital management, health care, marketing and business development and related consultancy services.. For the purpose of avoidance, it should be understood by parties to this Agreement that the Hospital is not bound by this condition of exclusiveness in accepting all the services of UPMG (HK) and the Hospital is entitled to forge co-operation with other parties in providing services. Similarly, and UPMG (HK) is not bound by the Hospital and is able to provide services independently to other clients and customers.

5.2 DATA shall have right to co-operate and participate with UPMG (HK) if UPMG (HK) decides to extend its services of hospital management, clinical trials and testing, and other healthcare services, including but not limited to, other related consultancy and training services in the Pearl River Delta Region (PRD), subjected to agreed transfer pricing and terms, and excluding existing UPMG (HK) businesses. Similarly UPMG (HK) has right to co-operate and participate with projects initiated by DATA in PRD, in other part of China or globally,

5.3 DATA shall facilitate UPMG (HK) to develop new businesses in Macau, PRD and in other part of China, and DATA shall be responsible to handle the regulatory aspects and relevant licenses for UPMG (HK) to conduct business in Macau..

5.4 If UPMG (HK) decides to launch Initial Public Offer (IPO) at any stock exchange in future then DATA shall have priority right of appropriate number of option shares at fair value price. The details of number of shares and price of shares shall be agreed between UPMG (HK) and DATA before the launch of IPO of UPMG (HK). DATA shall have the same right if UPMG (HK) decides of launch IPO in any other name directly or indirectly.

6. DISCLOSURE OBLIGATION

6.1 UPMG (HK) shall use its best endeavor to disclosure of its activities whether current or future, in PRD periodically with a view to keep DATA informed in

good faith.

6.2 DATA shall have obligation to inform about its current or future activities in PRD to UPMG (HK).

6.3 Upon receiving information about activities of one party other party may decide to join or not to joint together on a case by case basis.

6.4 In order to facilitate clear and precise exchange of information both parties shall designate name of a contact person.

7. GOVERNING LAW

This Agreement shall be subject to the law of Hong Kong SAR as applicable on the date of signing of the agreement.

8. DISPUTE RESOLUTION

Any disputes arising out of or relating to this Agreement shall be resolved amicably through negotiation, failing which through mediation and failing that through arbitration according to the rules of Hong Kong International Arbitration Centre by a single arbitrator and place of arbitration shall be Hong Kong. The governing law in all instances shall be the law of Hong Kong SAR as applicable on the date of signing of this Service Agreement.

9. FORCE MAJEURE

If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Service Agreement by reason for force majeure and if such party gives written notice thereof to the other party specifying the matters constituting force majeure together with such evidence as it reasonably can give specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

10. CONFIDENTIALITY

Parties shall be under perpetual obligation to keep strictly confidential all information about parties or relating to their services which come to their knowledge during the operation of this agreement. Parties may disclose confidential information only under legal obligation or court order.

11. VARIATION

No variation or amendment to this Agreement shall be effective unless in writing and signed by the parties.

12. NOTICES

12.1 All Notices serve under this Agreement shall be in writing.

12.2 All Notices shall be served at the official address of the other party or sent by post to the address of the addressee or sent by facsimile to the facsimile number of the addressee as provided below or if the addressee notifies another address or facsimile number otherwise such notices shall not be considered as served effectively.

For UPMG (Hong Kong) Limited:

Address : Rm 904, Tung Wai Commercial Building,
109-111 Gloucester Road, Wai Chai, Hong Kong

Fax Number : (852) 2511 8928

For Attention of : Ms Wong Yuen Yee

For DATA :

Address:	Room A108, Administration Building, MACAU University of Science and Technology, Avenida Wai Long, Taipa, MACAU
Fax Number :	+853-827999
For Attention of :	Mr. KL Tong

13. SEVERANCE

If at anytime any provision of this Agreement is or becomes invalid or illegal in any respect such provision shall be deemed to be severed from this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14. GOOD FAITH

Each Party when undertaking their respective obligations pursuant to this Agreement will not do anything or fail to do anything that may damage the reputation of the other party. Both parties shall take best endeavor to implement all the terms of this Agreement.

15. REPRESENTATION AND WARRANTIES

Each of the parties hereby represents and warrants to the other that:

15.1 it has full power and authority to enable it to effectively enter into and perform its obligations under this Agreement.

15.2 this Agreement when executed by the parties will create obligations which are

valid and binding on it and enforceable in accordance with their terms.

15.3 all consents, approvals and authorization if any from any other person (including governmental authorities and regulatory bodies) to enter into and perform its obligations under this Service Agreement have been obtained and such consents, approvals and authorizations if any are in full force and effect; and

15.4 the entry into and the performance of this Agreement will not constitute any breach or default under any contractual, government, regulatory or public obligation binding upon it at the date of signing of this Agreement.

16. MISCELLANEOUS

In this Agreement:

16.1 The clause headings are included for convenience only and shall not affect the construction on this Agreement.

16.2 Words denoting singular shall include the plural and vice versa words denoting one gender shall include each gender and all genders.

17. ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and replaces all earlier understandings between the parties.

17.2 This Agreement supersedes all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent).

18. EFFECTIVE DATE

This Agreement shall come into effect from the date of the signing of this Agreement.

IN WITNESS THEREOF this Agreement is signed by the parties hereto on the day and year first above written.

For and on behalf of Data Pacific Medical Group Limited Mr. K.L. Tong Director Date: 28th June, 2006	For and on behalf of UPMG (HONG KONG) Limited Ms. Wong Yuen Yee Director Date: 28th June, 2006

Witnesses:

Mr. Rajesh Sharma
for
Data Pacific Medical Group Limited

Mr. Robert Wong Yao Wing
for
UPMG (HONG KONG) Limited